COMPANY REGISTRY EXTRACT

P/E CAPITAL DAO LLC

DAO ORGANIZATIONAL & OWNERSHIP DISTRIBUTION RECORD

1. LEGAL ENTITY INFORMATION

Item	Details
Legal Name	P/E Capital DAO LLC
Entity Type	Wyoming Limited Liability Company (DAO LLC Structure)
Jurisdiction	State of Wyoming, USA
Formation Year	2022
SEC CIK Number	0001954925
EIN	92-0518560
Principal Office	680 S Cache Street, Suite 100-7414, Jackson, Wyoming 83001
Phone	(888) 929-2825
Website	https://aix.pecado.app

2. BUSINESS DESCRIPTION

P/E Capital DAO LLC operates as a blockchain-enabled tokenization and ledger coordination company within the AI.X PECADO ecosystem. The company focuses on:

Real-world asset (RWA) tokenization

Digital securities issuance

Blockchain-based sub-ledger coordination

Smart contract infrastructure

Asset-linked digital securities

Emerald-linked tokenized investment structures

The company's initial flagship project is EMRL.D, an emerald-linked digital security token.

3. REGULATORY POSITION

P/E Capital DAO LLC operates within a digital asset and tokenization-focused ecosystem that incorporates onboarding procedures, participant verification activities, blockchain infrastructure coordination, and ecosystem participation frameworks aligned with evolving industry practices for digital asset platforms and tokenized real-world asset initiatives..

Maximum offering details:

Offering Item	Amount
Maximum Offering Amount	$75,000,000
Price Per EMRL.D Token	$2.00
Maximum Tokens Offered	32,500,000
Minimum Investment	$1,000

4. DAO GOVERNANCE STRUCTURE

P/E Capital DAO LLC operateswithin a DAO-enabled ecosystem framework incorporating:

smart contract-based governance,

tokenized participation,

member voting mechanisms,

SPV-linked contractual rights,

and digital asset administration.

The ecosystem framework includes:

voting rights,

economic participation rights,

governance participation rights,

and enforceable contractual SPV-related ownership interests.

5. MANAGEMENT & KEY PERSONNEL

Directors, Officers, and Significant Employees

Name	Positions	Appointment Date
Virgilio Ibones III	Chief Operating Officer Sole Offering Principal Duly Authorized Representative of the Issuer	April 4, 2025

6. OWNERSHIP DISTRIBUTION RECORD

Security Ownership of Management & Certain Securityholders.

Holder	Security Class	Beneficial Ownership	Percentage Before Offering	Percentage After Maximum Offering
Virgilio Ibones III	EMRL.D	100,000	0.1%	0.1%
Khalil Lahimer	EMRL.D	100,000	0.1%	0.1%
Paul Anthony Cervania	EMRL.D	100,000	0.1%	0.1%
Luis Miguel Marin	EMRL.D	100,000	0.1%	0.1%
Fernando Figueroa	EMRL.D	100,000	0.1%	0.1%
Eliseo Jojo Prisno	EMRL.D	100,000	0.1%	0.1%
Wilson Davis	EMRL.D	100,000	0.1%	0.1%
Candy Prisno	EMRL.D	100,000	0.1%	0.1%

The following Ownership Distribution Record provides a summary of the EMRL.D token allocations and participation structure associated with certain managers, advisors, officers, and key personnel of P/E Capital DAO LLC, based on the Company's current organizational and project framework.

These allocations are intended to reflect team participation, operational involvement, ecosystem growth, and long-term alignment within the Company's tokenization initiatives and digital asset ecosystem.

Ownership percentages and allocations may change over time depending on project development, future token distributions, treasury activities, strategic partnerships, and overall ecosystem expansion.

7. MANAGEMENT COMPENSATION & TOKEN DISTRIBUTION

P/E Capital DAO LLC's allocation framework includes EMRL.D token allocations designated for certain managers, advisors, and key participants, with each allocation carrying an estimated reference value of approximately $200,000 based on the project's stated EMRL.D reference pricing structure.

Name	Token Allocation	Estimated Value
Virgilio Ibones III	100,000 EMRL.D	$200,000
Khalil Lahimer	100,000 EMRL.D	$200,000
Paul Anthony Cervania	100,000 EMRL.D	$200,000
Luis Miguel Marin	100,000 EMRL.D	$200,000
Fernando Figueroa	100,000 EMRL.D	$200,000
Eliseo Jojo Prisno	100,000 EMRL.D	$200,000
Wilson Davis	100,000 EMRL.D	$200,000
Candy Prisno	100,000 EMRL.D	$200,000

8. TREASURY & STRATEGIC ALLOCATION STRUCTURE

The use of Proceeds allocations indicate the following organizational and treasury distribution framework:

Allocation Category	Allocation
Strategic Partner Allocation	40%
EMRL.D S.A.S. Operations	20%
Management Incentives	15%
Treasury Reserve	15%
Market Access & Development	10%

9. RELATED ORGANIZATIONAL STRUCTURES

P/E Capital DAO LLC's ecosystem includes collaborations, integrations, strategic coordination, and operational activities involving:

AI.X PECADO ecosystem

AIX Swap Portal

EMRL.D S.A.S.

Emerald S.A.S.

CapexFund

Cahero Family Group

Polygon blockchain

BitMart

MEXC

LBank

MetaMask

CoinGecko

Finstable Holdings Co., Ltd.

FForward

10. TOKEN HOLDER RIGHTS

The token holders possess enforceable contractual rights associated with SPV ownership interests, including:

economic and beneficial ownership interests,

voting participation rights where applicable,

access to disclosures and reports,

and contractual governance rights under governing agreements.

11. COMPLIANCE & INVESTOR ONBOARDING

P/E Capital DAO LLC's investors may be subject to:

KYC verification,

AML screening,

OFAC compliance,

wallet verification,

transfer restrictions, and

smart contract whitelisting requirements.

12. LEGAL DISCLAIMER

This document is a summary of publicly available and internally provided organizational information relating to P/E Capital DAO LLC and is intended solely for informational purposes. Ownership allocations and governance structures remain subject to final operating agreements, smart contract logic, and applicable regulatory review.